Exhibit 10.3

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of October 6, 2021, by and among Supernova Partners II LLC, a Cayman Islands limited liability company (the “Sponsor Holdco”), the Persons set forth on Schedule I hereto (together with the Sponsor Holdco, each, a “Sponsor” and, together, the “Sponsors”), Supernova Partners Acquisition Company II, Ltd., a Cayman Islands exempted company which shall domesticate as a Delaware corporation prior to the Closing in accordance with the Merger Agreement (such entity, including the continuing corporation, “Acquiror”), and Rigetti Holdings, Inc., a Delaware corporation (the “Company” and collectively with the Sponsors and Acquiror, the “Parties”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 8,418,000 Acquiror Class B Ordinary Shares and 4,450,000 Acquiror Warrants in the aggregate as set forth on Schedule I attached hereto (all such securities or other equity securities, together with any shares of Acquiror’s capital stock or other equity securities of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Sponsor during the period from the date hereof through the conclusion of the Interim Period, including any and all Founder Shares, Founder Warrants and New Securities, are referred to herein as the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, Acquiror, Supernova Merger Sub, Inc., a Delaware corporation (“First Merger Sub”), Supernova Romeo Merger Sub, LLC, a Delaware limited liability company (“Second Merger Sub” and, together with First Merger Sub, “Merger Subs” and each, a “Merger Sub”) and the Company have entered into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, (i) Acquiror will domesticate as a Delaware corporation, (ii) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving such First Merger as a wholly owned subsidiary of Acquiror, and (iii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Company will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with the Second Merger Sub surviving such Second Merger as a wholly owned subsidiary of Acquiror, on the terms and conditions set forth therein; and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Merger Agreement. Each Sponsor hereby acknowledges that it has read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. Each Sponsor shall be bound by and comply with Sections 9.04(b) (Exclusivity) and 9.06 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such sections) as if such Sponsor was an original signatory to the Merger Agreement with respect to such provisions and each reference to Acquiror in such provision referred to such Sponsor.

Section 1.2 No Transfer.

(a) Each Sponsor shall not, during the Interim Period (except, in each case, pursuant to the Merger Agreement), (i) directly or indirectly sell, transfer, hypothecate, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, any of its Subject Securities, (ii) enter into any Contract or option with respect to any transaction specified in clause (i) or any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of its Subject Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii) (any transaction specified in clauses (i), (ii) or (iii), a “Transfer”); provided, however, that the foregoing shall not restrict Transfers (I) to (x) Acquiror’s officers or directors, (y) any affiliates or family members of Acquiror’s officers or directors, or (z) any members or partners of Sponsor Holdco or their affiliates, any affiliates of Sponsor Holdco, or any employees of such affiliates; (II) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (III) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; or (IV) in the case of an individual, pursuant to a qualified domestic relations order; provided, further, that any such Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of the transferor under, and be bound by all of the terms of, this Sponsor Agreement; provided, further, that any Transfer permitted under this Section 1.2 shall not relieve the transferor of its obligations under this Sponsor Agreement. Any Transfer in violation of this Section 1.2 shall be null and void.

(b) As used in this Sponsor Agreement, Subject Securities shall include any and all Acquiror Class B Ordinary Shares that a Sponsor currently or hereafter beneficially owns prior to the Domestication, including the Acquiror Class B Ordinary Shares set forth on Schedule I attached hereto, and for all periods after completion of the Domestication, any and all shares of Domesticated Acquiror Common Stock that a Sponsor currently or hereafter beneficially owns, including the shares of Domesticated Acquiror Common Stock issued upon conversion of the Acquiror Class B Ordinary Shares set forth on Schedule I attached hereto (collectively, the “Founder Shares”), and any and all Acquiror Warrants that a Sponsor currently or hereafter beneficially owns prior to the Domestication, including the Acquiror Warrants set forth on Schedule I attached hereto, and (y) for all periods after completion of the Domestication, any and all Domesticated Acquiror Warrants, including the Domesticated Acquiror Warrants issued upon conversion of the Acquiror Warrants set forth on Schedule I attached hereto (collectively, the “Founder Warrants”).

Section 1.3 New Shares. In the event that (a) any Acquiror Shares, Acquiror Warrants or other equity securities of Acquiror are issued to a Sponsor during the Interim Period pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Acquiror Shares, Acquiror Warrants of, on or affecting any Acquiror Shares or Acquiror Warrants owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any Acquiror Shares , Acquiror Warrants or other equity securities of Acquiror after the date of this Sponsor Agreement, or (c) a Sponsor acquires the right to vote or share in the voting of any Acquiror Shares or other equity securities of Acquiror during the Interim Period (such Acquiror Shares, Acquiror Warrants or other equity securities of Acquiror, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the Subject Securities owned by such Sponsor as of the date hereof.

Section 1.4 Closing Date Deliverables. On the Closing Date, the Sponsor Holdco shall deliver to Acquiror and the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among Acquiror, the Company, the Sponsor Holdco and certain of the Company’s stockholders or their respective affiliates, as applicable, in substantially the form attached as Exhibit C to the Merger Agreement.

Section 1.5 Sponsor Agreements.

(a) During the Interim Period, at any duly called meeting of the shareholders of Acquiror or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, in each case, as contemplated by the Merger Agreement, each Sponsor shall (i) appear at each such meeting or otherwise cause all of its Subject Securities that are entitled to vote on such matter at such meeting to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Subject Securities that are entitled to vote on such matter:

(i) in favor of the Transactions;

(ii) against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transactions);

(iii) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror;

(iv) against any change in the business, management or Board of Directors of Acquiror (other than in connection with the Acquiror Shareholder Matters); and

(v) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Sponsor Agreement, the Merger Agreement or any Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror or Merger Sub under the Merger Agreement, (C) result in any of the conditions set forth in Section 10.03 of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror.

Each Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing. The obligations of each Sponsor specified in this Section 1.5 shall apply whether or not any Acquiror Change in Recommendation occurs.

(b) Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, the Insider Letter, including the obligations of the Sponsors pursuant to Section 3 therein to not redeem any Founder Shares owned by such Sponsor in connection with the transactions contemplated by the Merger Agreement, and each Sponsor hereby further agrees that such Sponsor shall not redeem any Subject Securities owned by such Sponsor in connection with any shareholder approval of the Transactions and hereby waives any and all rights to elect or effect any Acquiror Shareholder Redemption arising in connection with the Transactions.

(c) During the Interim Period, each Sponsor shall not modify or amend any Contract between or among such Sponsor, anyone related by blood, marriage or adoption to such Sponsor or any Affiliate of such Sponsor (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand, including, for the avoidance of doubt, the Insider Letter.

(d) Each Sponsor hereby agrees that such Sponsor shall waive, and hereby does waive, any and all anti-dilution or similar rights (if any) that may otherwise be available under applicable Law or pursuant to any Contract between or among such Sponsor or any Affiliate of such Sponsor (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand, with respect to the transactions contemplated by the Merger Agreement, including the PIPE Investment, and that it shall not take any action in furtherance of exercising any such rights.

(e) Each Sponsor hereby waives any and all rights to convert any loans, borrowings, notes or other funds advanced by such Sponsor or any of its Affiliates to Acquiror or any of its Subsidiaries prior to the Closing (a “Working Capital Loan”) into warrants or other securities (derivative or otherwise) of any Acquiror Party or the Company, including any and all rights to convert any such Working Capital Loans in accordance with the Insider Letter, any applicable warrant agreement, the Governing Documents of the Acquiror Parties or any other Contract, and Acquiror take such necessary or appropriate actions within its power so as to ensure, that each and any Working Capital Loan shall be repaid solely in cash subject to, and upon the consummation of the Closing.

(f) No Actions to Breach Agreement. No Sponsor shall take any action that would make any representation or warranty of such Sponsor contained herein untrue or incorrect or have the effect of preventing or disabling such Sponsor from performing its obligations under this Sponsor Agreement.

(g) Maintenance of Records. Each Sponsor hereby authorizes Acquiror and the Company to maintain a copy of this Agreement at either its executive office or registered office.

(h) Update of Schedule I. If any Sponsor acquires record or beneficial ownership of any New Securities during the Interim Period (or becomes aware, during the Interim Period, of its record or beneficial ownership of any Subject Securities, which securities are not already set forth on Schedule I), such Sponsor shall promptly notify the Company and Acquiror in writing, and Schedule I shall be updated to reflect such Sponsor’s ownership of such New Securities or Subject Securities, as applicable.

Section 1.6 No Inconsistent Agreement. Each Sponsor hereby represents and covenants that such Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder.

ARTICLE II

LOCK-UP AND VESTING

Section 2.1 Lock-Up.

(a) Subject to Section 2.1(b), each Sponsor hereby agrees that such Sponsor shall not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

(b) Notwithstanding the provisions set forth in Section 2.1(a), each Sponsor or its Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (i) to (A) Acquiror’s officers or directors, (B) any Affiliates or family members of Acquiror’s officers or directors, or (C) any members or partners of Sponsor Holdco or their Affiliates, any Affiliates of Sponsor Holdco, or any employees of such Affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by virtue of the laws of the State of Delaware or the Sponsor Holdco’s limited liability company agreement upon dissolution of the Sponsor; or (vi)

in the event of Acquiror’s liquidation, merger, capital stock exchange or other similar transaction which results in all of Acquiror’s stockholders having the right to exchange their shares of Domesticated Acquiror Common Stock for cash, securities or other property subsequent to the Closing Date; provided, that each transferee contemplated by clauses (i) through (vii) (each, a “Permitted Transferee”) must agree in writing to be bound by the Lock-up.

(c) The Lock-up in this Section 2.1 shall supersede the lock-up provisions contained in Section 5 of the Insider Letter, which provisions in Section 5 of the Insider Letter shall be of no further force or effect.

(d) For purposes of this Section 2.1:

(i) the term “Lock-up Period” means the period beginning on the Closing Date (as defined in the Merger Agreement) and ending on the earlier to occur of (A) six months after the Closing Date, (B) such date that the closing price of Domesticated Acquiror Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any period of 30 consecutive trading days commencing at least 90 calendar days following the Closing Date and (C) the date on which Acquiror consummates a sale, merger, liquidation, exchange offer or other similar transaction after the Closing Date that results in the stockholders of Acquiror immediately prior to such transaction having beneficial ownership of less than 50% of the outstanding voting securities of Acquiror, directly or indirectly, immediately following such transaction which results in its stockholders having the right to exchange their shares of Domesticated Acquiror Common Stock for cash, securities or other property having a value that equals or exceeds $12.00 per share;

(ii) the term “Lock-up Shares” means the Founder Shares and Founder Warrants (including the Founder Shares issuable upon exercise thereof) held by each Sponsor immediately following the Closing (other than Domesticated Acquiror Common Stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of Domesticated Acquiror Common Stock occurs on or after the Closing); provided, that, for clarity, Domesticated Acquiror Common Stock issued in connection with the PIPE Investment shall not constitute Lock-up Shares;

(iii) the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Sponsor is permitted to transfer such Lock-up Shares prior to the expiration of the Lock-up Period pursuant to Section 1.8(b); and

(iv) the term “Insider Letter” means that certain Letter Agreement, dated March 1, 2021, by and among Acquiror, its current executive officers and directors, and Sponsor Holdco, as may be amended.

Section 2.2 Vesting.

(a) Each of the Sponsors agrees that, as of immediately prior to (but subject to) the Closing, the Sponsor Vesting Shares shall be unvested and shall be subject to the vesting and forfeiture provisions set forth in this Section 2.2.

(b) The Sponsor Vesting Shares shall vest (and shall not be subject to forfeiture) upon the occurrence of the Triggering Event. If the Triggering Event does not occur on or prior to the expiration of the Vesting Period, the Sponsor Vesting Shares shall not vest, and shall be forfeited and deemed transferred by the forfeiting holder to Acquiror and shall be cancelled by Acquiror and cease to exist.

(c) In the event that there is a Company Sale during the Vesting Period that will result in all of the holders of Domesticated Acquiror Common Stock receiving a Company Sale Price, in the form of cash or marketable securities (or any combination thereof), that is at least equal to or in excess of the applicable Trading Threshold per share (a “Triggering Company Sale”), then immediately prior to the consummation of such Triggering Company Sale, if the Triggering Event has not previously occurred, the Triggering Event shall be, and the related vesting conditions with respect to the Sponsor Vesting Shares shall also be, deemed to have occurred upon the consummation of such Triggering Company Sale and the holders of such Sponsor Vesting Shares shall be eligible to participate in such Triggering Company Sale, in each case, if and to the extent that the consideration paid per share of Domesticated Acquiror Common Stock in such Triggering Company Sale is at least equal to the applicable Trading Threshold per share. For avoidance of doubt, in the event there is a Company Sale during the Vesting Period and the Triggering Event has not occurred prior to such Company Sale: (i) if the applicable Company Sale Price for acquisition of the Domesticated Acquiror Common Stock is greater than or equal to $12.50 per share of Domesticated Acquiror Common Stock but less than $15.00 per share of Domesticated Acquiror Common Stock, the Sponsor Vesting Shares that are not Sponsor Redemption-Based Vesting Shares shall be deemed to have fully vested; and (ii) if the applicable Company Sale Price for acquisition of the Domesticated Acquiror Common Stock is greater than or equal to $15.00 per share of Domesticated Acquiror Common Stock, all Sponsor Vesting Shares shall be deemed to have fully vested.

(d) Subject to the limitations contemplated herein, the Sponsors shall have all of the rights of a stockholder of Acquiror with respect to the Founder Shares, including the right to receive dividends and/or distributions made to the holders of Domesticated Acquiror Common Stock and to voting rights generally granted to holders of Domesticated Acquiror Common Stock; provided, however, that, subject to Section 2.2(c), the unvested Sponsor Vesting Shares shall not entitle the holder thereof to consideration in connection with any sale or other transaction and may not be offered, sold, transferred, redeemed, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) by the Sponsors, as the case may be, or be subject to execution, attachment or similar process, and shall bear a customary legend with respect to such transfer restrictions. Any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such unvested Sponsor Vesting Shares shall be null and void.

(e) If, and as often as, there are any changes in Acquiror or the Founder Shares by way of stock split, stock dividend, combination or reclassification, or through a Company Sale or other merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Sponsor Agreement (including, if applicable, the dollar amounts set forth in the definition of “Trading Threshold”) as may be required so that the rights, privileges, duties and obligations hereunder (including the vesting rights with respect to the Sponsor Vesting Shares in this Section 2.2) shall continue with respect to Acquiror, Acquiror’s successor or the surviving entity of such transaction and the Founder Shares, each as so changed. Each of the Sponsors will promptly inform the Company of any elections made by such Sponsor under Section 83(b) of the Internal Revenue Code in connection with the Closing with respect to Founder Shares held by such Sponsor.

(f) Each Sponsor hereby agrees that, with respect to all of its unvested Founder Shares, such Founder Shares shall be present at all stockholder meetings for purposes of a quorum and voted at all such meetings, or voted, consented or approved in any other circumstances, upon which such vote, consent or other approval (including providing any written consent as of any specified date) is sought or obtained by or from the stockholders of Acquiror, in the same manner (including by voting “for” or “against,” abstaining or withholding votes) as, and in the same proportion to, the votes cast “for” or “against,” and abstentions or vote withholdings made, in respect of all shares of Domesticated Acquiror Common Stock, held by the holders thereof (other than the unvested Founder Shares).

(g) Any economic rights (including rights to dividends) of unvested Founder Shares shall be set aside for so long as such unvested Founder Shares remain unvested. Should unvested Founder Shares become vested in accordance with subsection (c) above, such Founder Shares shall become entitled to all such economic rights that were set aside during the unvested period, including in the form of a lump sum payment of all dividends that were set aside, together with interest on such set-aside dividends, at the prime rate published in The Wall Street Journal for the relevant date each such dividend was set aside through the date of the lump sum payment.

(h) For purposes of this Section 2.2:

(i) “Company Sale” means (which, for the avoidance of doubt, shall not include the Transactions): (x) any transaction or series of related transactions following the Closing that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring Equity Securities that represent more than 50% of the total voting power of the then outstanding voting securities of Acquiror (or the equity interests of the surviving Person outstanding immediately after such transaction or transactions) or (y) a sale or disposition following the Closing of all or substantially all of the assets of Acquiror and its Subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of Acquiror (or any successor to Acquiror) immediately following the closing of such transaction (or series of related transactions) being beneficially owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the beneficial owners, respectively, of Equity Securities representing more than 50% of the total voting power of the then outstanding voting securities of Acquiror immediately prior to such transaction (or series of related transactions).

(ii) “Company Sale Price” means the price per share for Domesticated Acquiror Common Stock in a Company Sale. In the event of a Company Sale of a type described in clause (y) of the definition thereof, or if and to the extent the price paid per share in a Company Sale includes any escrows, holdbacks, deferred purchase price, earnouts or other contingent consideration, Acquiror’s Board of Directors shall determine the price paid per share of Domesticated Acquiror Common Stock in such Company Sale in good faith. If and to the extent the price is payable in whole or in part with consideration other than cash, the price for such non-cash consideration shall be determined as follows: (x) with respect to any securities: (A) the average of the closing prices of the sales of the securities on all securities exchanges on which the securities may at the time be listed averaged over a period of twenty-one (21) days consisting of the day as of which such value is being determined and the twenty (20) consecutive business days prior to such day or (B) if the information in (A) is not practically available, the value of each such security shall be equal to the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm to be appointed with the mutual approval of Acquiror and the Company on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and, in the case of clause (A) or (B), reduced by the amount of any transfer Taxes payable in connection with such sale) and (y) with respect to any other non-cash assets, the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm to be appointed with the mutual approval of Acquiror and the Company on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and reduced by the amount of any transfer Taxes payable in connection with such sale).

(iii) “Promote Sponsor Vesting Shares” means 2,479,000 Founder Shares.

(iv) “Redeemable Shares” means the issued and outstanding Acquiror Class A Ordinary Shares that are entitled to exercise their right to cause Acquiror to redeem all of such Acquiror Class A Ordinary Shares pursuant to the Governing Documents of Acquiror, excluding, for the avoidance of doubt, any Class A Ordinary Shares that are Subject Securities.

(v) “Sponsor Redemption-Based Vesting Shares” means a number of Founder Shares (A) equal to 1,000,000 Founder Shares, if and only if holders of one hundred percent (100%) of the Redeemable Shares exercise their right to cause Acquiror to redeem such Redeemable Shares pursuant to the Governing Documents of Acquiror, and the Transactions are consummated notwithstanding such Acquiror

Shareholder Redemption, (B) determined by straight-line interpolation between 1,000,000 Founder Shares with respect to one hundred percent (100%) redemption of the Redeemable Shares (at which the number of Founder Shares subject to this clause (B) would be 1,000,000) and 0 Founder Shares with respect to redemptions of less than twenty percent (20%) of the Redeemable Shares, if and only if the holders of more twenty percent (20%) of the Redeemable Shares exercise their right to cause Acquiror to redeem such Redeemable Shares pursuant to the Governing Documents of Acquiror but less than one hundred percent (100%) of the holders of Redeemable Shares exercise their right to cause Acquiror to redeem all of such Redeemable Shares pursuant to the Governing Documents of Acquiror, and (C) 0 Founder Shares, if and only if the holders of twenty percent (20%) or less of the Redeemable Shares exercise their right to cause Acquiror to redeem such Redeemable Shares pursuant to the Governing Documents of Acquiror.

(vi) “Sponsor Vesting Shares” means the Promote Sponsor Vesting Shares and the Sponsor Redemption-Based Vesting Shares, if any.

(vii) “Trading Day” means any day on which shares of Domesticated Acquiror Common Stock are actually traded on the principal securities exchange or securities market on which shares of Domesticated Acquiror Common Stock are then traded.

(viii) “Trading Threshold” means (A) in the case of the Promote Sponsor Vesting Shares, $12.50, and (B) in the case of Sponsor Vesting Shares that are Sponsor Redemption-Based Vesting Shares, $15.00.

(ix) “Triggering Event” means the date following the Closing but prior to the expiration of the Vesting Period on which the daily volume-weighted average sale price of one share of Domesticated Acquiror Common Stock quoted on NYSE (or the exchange on which the shares of Domesticated Acquiror Common Stock are then listed) is, for the first time, greater than or equal to the applicable Trading Threshold for any twenty (20) Trading Days (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period within the Vesting Period; provided, that, for the avoidance of doubt, (i) any Trading Days that meet the applicable Trading Threshold for both Sponsor Redemption-Based Vesting Shares and other Sponsor Vesting Shares will count towards the twenty (20) day threshold for each of the Sponsor Redemption-Based Shares and the other Sponsor Vesting Shares and (ii) a Triggering Event may occur with respect to both the Sponsor Redemption-Based Vesting Shares and other Sponsor Vesting Shares at the same, or over some or all of the same period of, time.

(x) “Vesting Period” means the period beginning at the Closing and ending on the fifth (5th) anniversary of the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Sponsors. Each Sponsor represents and warrants as of the date hereof to Acquiror and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a) Organization; Due Authorization. If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder. This Sponsor Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof subject to the Enforceability Exceptions. If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of the applicable Sponsor.

(b) Ownership. Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor’s Subject Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the Acquiror Governing Documents, (iii) the Merger Agreement or (iv) any applicable securities Laws. Such Sponsor’s Subject Securities are the only equity securities in Acquiror owned of record or beneficially by such Sponsor on the date of this Sponsor Agreement. Other than the Founder Warrants, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

(c) Voting Rights. Such Sponsor (i) has the right to vote, dispose of and to issue instructions with respect to the matters set forth herein, whether by ownership or by proxy, in each case, with respect to such Sponsor’s Subject Securities, (ii) has not entered into any voting agreement or voting trust that is inconsistent with such Sponsor’s obligations pursuant to this Sponsor Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Sponsor’s Subject Securities that is inconsistent with such Sponsor’s obligations pursuant to this Agreement, and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Sponsor Agreement. None of such Sponsor’s Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder and under the Insider Letter.

(d) Filings. Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Stockholder from, or to be given by such Sponsor to, or to be made by such Sponsor with, any Governmental Authority in connection with the execution, delivery and performance by such Sponsor of this Sponsor Agreement, the consummation of the transactions contemplated hereby or the Transactions.

(e) No Conflicts. The execution and delivery of this Sponsor Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, constitute or result in (i) a breach or violation of, or a default under, the Governing Documents of such Sponsor (if such Sponsor is not a natural person) or the rights of such Sponsor’s spouse or domestic partner (if such Sponsor is a natural person and has a spouse or domestic partner, as applicable), (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of such Sponsor pursuant to any Contract binding upon such Sponsor or, assuming (solely with respect to performance of this Sponsor Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 3.1(d), under any applicable Law to which such Stockholder is subject, (iii) any change in the rights or obligations of any party under any Contract legally binding upon such Sponsor or such Sponsor’s Subject Securities) or (iv) any violation of applicable Law, except, in the case of clauses (ii), (iii) or (iv) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Sponsor’s ability to perform its obligations under this Sponsor Agreement or to consummate the transactions contemplated hereby or the Transactions.

(f) Litigation. There are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.

(g) Brokerage Fees. Except as described on Section 6.07 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Sponsor, for which Acquiror or any of its Affiliates may become liable.

(h) Affiliate Arrangements. Except as set forth on Schedule II attached hereto, neither such Sponsor nor any anyone related by blood, marriage or adoption to such Sponsor or, to the knowledge of such Sponsor, any Person in which such Sponsor has a direct or indirect legal, contractual or beneficial ownership of five percent (5%) or greater is party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.

(i) Loans and Advances. Such Sponsor represents and warrants that, as of the date hereof, there are no outstanding Working Capital Loans.

(j) Acknowledgment. Such Sponsor understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Sponsor’s execution and delivery of this Sponsor Agreement.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Termination. This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the termination of the Merger Agreement in accordance with its terms in circumstances where the Closing does not occur, (b) if the Closing occurs, then the provisions set forth in ARTICLE I and ARTICLE III shall terminate upon such Closing and the provisions set forth in ARTICLE II and this ARTICLE IV shall survive the Closing, and shall terminate upon the latter of (A) the expiration of the Lock-up Period and (B) the earlier to occur of (I) the occurrence (or deemed occurrence) of a Triggering Event or Triggering Company Sale on or before the conclusion of the Vesting Period and (II) the conclusion of the Vesting Period, and upon such termination, this Sponsor Agreement shall forthwith become void and have no further force or effect, without any liability on the part of any Party and (c) the written agreement of the Sponsor, Acquiror and the Company. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. Notwithstanding the foregoing, ARTICLE IV shall survive the termination of this Sponsor Agreement.

Section 4.2 Governing Law. This Sponsor Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Sponsor Agreement or the negotiation, execution or performance of this Sponsor Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Sponsor Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State, including its statute of limitations, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws or statute of limitations of another jurisdiction.

Section 4.3 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) THE PARTIES TO THIS SPONSOR AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS SPONSOR AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS SPONSOR AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS SPONSOR AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 3.8.

(b) WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SPONSOR AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SPONSOR AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SPONSOR AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.3.

Section 4.4 Assignment. This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 4.5 Specific Performance. The Parties agree that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur, and that the Parties would not have any adequate remedy at law, in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance, an injunction or injunctions, or other equitable relief to prevent breaches or threatened breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement, including each Sponsor’s obligations under Section 1.5(a), without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. Each Party acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated hereby and that, without such right, none of the Parties would have entered into this Sponsor Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law.

Section 4.6 Amendment. This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Sponsor Holdco.

Section 4.7 Severability. If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement will remain in full force and effect. Any provision of this Sponsor Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 4.8 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Acquiror:

Supernova Partners Acquisition Company II, Ltd.

4301 50th Street, NW

Suite 300, PMB 1044

Washington, DC 20016

Attn: Robert Reid, CEO; Michael S. Clifton, CFO

E-mail: robert@supernovaspac.com; michael@supernovaspac.com

with a copy to (which will not constitute notice):

Latham & Watkins LLP

555 Eleventh Street, NW

Suite 1000

Washington, DC 20004-1304

Attn: Nicholas P. Luongo; Ryan J. Maierson; Patrick H. Shannon

E-mail: nick.luongo@lw.com; ryan.maierson@lw.com; patrick.shannon@lw.com

If to the Company:

RigettiHoldings, Inc.

775 Heinz Avenue

Berkeley, CA 94710

Attention:    Chad Rigetti; Taryn Naidu; Rick Danis

Email:         chad@rigetti.com; taryn@rigetti.com; rick@rigetti.com

with a copy to (which shall not constitute notice):

Cooley LLP

55 Hudson Yards

New York, NY 10001-2157

Attention:    Adam Dinow; David Silverman; Rupa Briggs

Email:          adinow@cooley.com; david.silverman@cooley.com;

rbriggs@cooly.com

If to a Sponsor:

To such Sponsor’s address set forth in Schedule I

with a copy to (which will not constitute notice):

Latham & Watkins LLP

555 Eleventh Street, NW

Suite 1000

Washington, DC 20004-1304

Attn: Nicholas P. Luongo; Ryan J. Maierson; Patrick H. Shannon

E-mail: nick.luongo@lw.com; ryan.maierson@lw.com; patrick.shannon@lw.com

Section 4.9 Counterparts. This Sponsor Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 4.10 Entire Agreement. This Sponsor Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

Section 4.11 Further Assurances. From time to time, at the Company’s request and without further consideration, each Sponsor shall execute and deliver such additional documents and take all such further action as may be necessary or reasonably requested to effect the actions and consummate the Transactions and the transactions contemplated hereby.

Section 4.12 Mutual Release.

(a) Effective as of the Closing, Acquiror, on behalf of itself and its Subsidiaries and its and their respective successors and assigns (each, an “Acquiror Releasing Party”), hereby unconditionally and irrevocably forever releases and discharges each Sponsor and each of its Affiliates, and any past, present or future directors, managers, officers, employees, Representatives, agents, lenders, investors, partners, principals, members, managers, direct or indirect shareholders or equityholders of any of the foregoing Persons, and the respective successors and assigns of the foregoing Persons (each, an “Acquiror Released Party”), of and from, and hereby unconditionally and irrevocably waives, releases and discharges any and all proceedings, covenants, claims, liabilities, suits, judgments, accounts, actions and causes of action of any kind or character whatsoever, known or unknown, suspected or unsuspected, in Contract, direct or indirect, primary or secondary, at Law or in equity, that such Acquiror Releasing Party ever had, now has or ever may have or claim to have against any Acquiror Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing arising at or prior to the Closing, or otherwise related to the pre-Closing period; provided, that nothing contained in this Section 4.11(a) shall be construed as a waiver of any rights under (i) this Sponsor Agreement, (ii) any other Transaction Agreement to which any Acquiror Releasing Party is party or (iii) with respect to any Acquiror Released Party who is a natural person, any indemnification, employment or other similar arrangements (including any such arrangement providing for exculpation or advancement of expenses). Acquiror, on behalf of itself and the other Acquiror Releasing Parties, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims, and understands the significance of this release of unknown claims and waiver of statutory protection against a release, on behalf of itself and the other Acquiror Releasing Parties, of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Sponsor Agreement. Acquiror, on behalf of itself and each other Acquiror Releasing Party, acknowledges that each Sponsor will be relying on the waiver and release provided in this Section 4.11(a) in connection with entering into this Sponsor Agreement and that this Section 4.11(a) is intended for the benefit of the Acquiror Released Parties and to grant third party beneficiary rights to each Acquiror Released Party to enforce this Section 4.11(a).

(b) Effective as of the Closing, each Sponsor, on behalf of itself and its Subsidiaries and its and their respective successors and assigns (each, a “Sponsor Releasing Party”), hereby unconditionally and irrevocably forever releases and discharges Acquiror and each of its Affiliates, and any past, present or future directors, managers, officers, employees, Representatives, agents, lenders, investors, partners, principals, members, managers, direct or indirect shareholders or equityholders of any of the foregoing Persons, and the respective successors and assigns of the foregoing Persons (each, a “Sponsor Released Party”), of and from, and hereby unconditionally and irrevocably waives, releases and discharges any and all proceedings, covenants, claims, liabilities, suits, judgments, accounts, actions and causes of action of any kind or character whatsoever, known or unknown, suspected or unsuspected, in Contract, direct or indirect, primary or secondary, at Law or in equity, that such Sponsor Releasing Party ever had, now has or ever may have or claim to have against any Sponsor

Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing arising at or prior to the Closing, or otherwise related to the pre-Closing period; provided, that nothing contained in this Section 4.11(b) shall be construed as a waiver of any rights under (i) this Sponsor Agreement, (ii) any other Transaction Agreement to which such Sponsor or any of its associated Sponsor Releasing Parties is party, (iii) any indemnification, employment or other similar arrangements (including any such arrangement providing for exculpation or advancement of expenses), (iv) any Affiliate Agreement set forth on Schedule II, or (v) any obligation to pay any Acquiror Expenses. Each Sponsor, on behalf of itself and each of its associated Sponsor Releasing Parties, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims, and understands the significance of this release of unknown claims and waiver of statutory protection against a release, on behalf of itself and its associated Sponsor Releasing Parties, of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Sponsor Agreement. Each Sponsor, on behalf of itself and each of its associated Sponsor Releasing Parties, acknowledges that Acquiror will be relying on the waiver and release provided in this Section 4.11(b) in connection with entering into this Sponsor Agreement and that this Section 4.11(b) is intended for the benefit of the Sponsor Released Parties and to grant third party beneficiary rights to each Sponsor Released Party to enforce this Section 4.11(b).

Section 4.13 Disclosure. Each Sponsor hereby authorizes the Company and Acquiror to publish and disclose in any announcement or disclosure relating to the Transactions, including any such announcement or disclosure required or requested by the SEC (or as otherwise required or requested pursuant to any applicable Laws or any other Governmental Authorities), such Sponsor’s identity and ownership of the Subject Securities, the nature of such Sponsor’s obligations under this Agreement and a copy of this Sponsor Agreement, if reasonably deemed appropriate by Acquiror and the Company. Each Sponsor will promptly provide any information reasonably requested in writing by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsors, Acquiror, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSORS:

SUPERNOVA PARTNERS II LLC

By:	/s/ Michael Clifton
Name: Michael Clifton
Title: Chief Financial Officer

/s/ Spencer M. Rascoff
Name: Spencer M. Rascoff

/s/ Alexander M. Klabin
Name: Alexander M. Klabin

/s/ Robert D. Reid
Name: Robert D. Reid

/s/ Michael S. Clifton
Name: Michael S. Clifton

[Signature Page to Sponsor Support Agreement]

ACQUIROR:

SUPERNOVA PARTNERS ACQUISITION COMPANY II, LTD.

By:	/s/ Michael Clifton
Name: Michael Clifton
Title: Chief Financial Officer

[Signature Page to Sponsor Support Agreement]

COMPANY:

RIGETTI HOLDINGS, INC.

By:	/s/ Rick Danis
Name: Rick Danis
Title: Secretary

[Signature Page to Sponsor Support Agreement]

Schedule I

Sponsor Founder Shares and Founder Warrants

Sponsor	Acquiror Class B Ordinary Shares		Acquiror Warrants
Supernova Partners II LLC 4301 50th Street NW, Suite 300 PMB 1044, Washington, D.C. 20016	8,418,000		4,450,000
Spencer M. Rascoff c/o Supernova Partners II LLC 4301 50th Street NW, Suite 300 PMB 1044, Washington, D.C. 20016	—	(1)	—	(1)
Alexander M. Klabin c/o Supernova Partners II LLC 4301 50th Street NW, Suite 300 PMB 1044, Washington, D.C. 20016	—	(1)	—	(1)
Robert D. Reid c/o Supernova Partners II LLC 4301 50th Street NW, Suite 300 PMB 1044, Washington, D.C. 20016	—	(1)	—	(1)
Michael S. Clifton c/o Supernova Partners II LLC 4301 50th Street NW, Suite 300 PMB 1044, Washington, D.C. 20016	—	(1)	—	(1)

(1)

Messrs. Rascoff, Klabin, Reid and Clifton are among the members of Supernova Partners II LLC and share voting and investment discretion with respect to the ordinary shares held of record by Supernova Partners II LLC. Each of Messrs. Rascoff, Klabin, Reid and Clifton disclaims any beneficial ownership of the securities held by Supernova Partners II LLC other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

[Schedule I to Sponsor Support Agreement]

Schedule II

Affiliate Agreements

1.	Registration Rights Agreement, dated March 1, 2021, by and among Acquiror, Sponsor Holdco and certain other security holders named therein

2.	Letter Agreement, dated March 1, 2021, by and among Acquiror, its current executive officers and directors and Sponsor Holdco, as may be amended

3.	Private Placement Warrants Purchase Agreement, dated March 1, 2021, by and between Acquiror and Sponsor Holdco

4.	Promissory Note, dated December 22, 2020, by and between Acquiror and Sponsor Holdco

5.	Indemnity Agreements, dated March 1, 2021, by and between Acquiror and each of the following:

a.	Jim Lanzone

b.	Rajeev Singh

c.	Spencer Rascoff

d.	Robert Reid

e.	Katie Curnutte

f.	Gregg Renfrew

g.	Ken Fox

h.	Damien Hooper-Campbell

i.	Michael Clifton

j.	Alexander Klabin

[Schedule II to Sponsor Support Agreement]